EXHIBIT 99.1
Media Contact:
Lorie Calvo
425-608-3008
Northwest Biotherapeutics Prices its Intended Placement of Shares with Foreign Institutional Investors
BOTHELL, Washington, June 18, 2007 — Northwest Biotherapeutics, Inc. today announced that its intended placement of 15,789,473 shares of its common stock with foreign institutional investors was priced at £0.95 per share (in each case, after giving affect to the company’s intended reverse stock split of its outstanding shares of common stock at an exchange ratio of 15 to 1). The placement is expected to close on June 22, 2007, subject to market and other customary conditions. The Company expects the gross proceeds from the placement to be approximately £15 million. However, there can be no guarantee that the placement will close as expected on June 22, 2007 or at all.
Net proceeds from the offering, after deducting placement discounts and commissions, are expected to be approximately £13.1 million. The Company plans to use the net proceeds from the placement to fund clinical trials, product and process development, working capital and repayment of certain existing debt.
This announcement does not constitute an offer to sell, or a solicitation of an offer to purchase, securities in the United States. The securities to be offered that are referred to herein have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act of 1933.